Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

                METEN HOLDING GROUP LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee			Proposed
			Calculation			Maximum		Maximum
			or Carry	Amount		Offering		Aggregate		Amount of
	Security		Forward	Registered		Price Per		Offering		Registration
	Type	Security Class Title	Rule	(1)		Unit		Price	Fee Rate	Fee
Fees To Be Paid	Equity	Ordinary shares, par value $0.003 per share, underlying outstanding pre-funded warrants	Rule 457(a)	1,470,475	(2)	$0.70	(4)	$1,029,333	0.0000927	$95.42
Fees To Be Paid	Equity	Ordinary shares underlying outstanding investor warrants	Rule 457(a)	21,428,572	(3)	$0.70	(5)	$15,000,000	0.0000927	$1390.5
	Total Offering Amounts							$16,029,333		$1485.92
	Total Fees Previously Paid									$0
	Total Fee Offset									$0
	Net Fee Due									$1485.92

(1)	In the event of a share split, reverse share split, share dividend or similar transaction involving our ordinary shares, the number of shares registered shall automatically be adjusted to cover the additional shares of ordinary shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents the issuance by the registrant of 1,470,475 ordinary shares that may be issued upon exercise of the pre-funded warrants held by the selling shareholders named in the prospectus that forms a part of this registration statement on Form F-1 (the “Selling Shareholders”).
(3)	Represents the issuance by the registrant of 21,428,572 ordinary shares that may be issued upon exercise of the investor warrants held by the Selling Shareholders.
(4)	Based on the aggregate exercise price of the pre-funded warrants of $0.70 per ordinary share in accordance with Rule 457(g) under the Securities Act.
(5)	Based on the exercise price of the warrants of $0.70 per ordinary share in accordance with Rule 457(g) under the Securities Act.